Exhibit 10.2
PIONEER ENERGY SERVICES CORP.
2019 EMPLOYEE INCENTIVE PLAN
1.Purpose. This Pioneer Energy Services Corp. 2019 Employee Incentive Plan (the “Plan”) is designed to align the interests of Pioneer Energy Services Corp. (the “Company”) and certain select employees of the Company and its subsidiaries (collectively, the “Company Group”).
2.Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of October 1, 2019 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until the earlier of (a) the date the Plan is terminated by the Company in accordance with Section 7(f) or (b) December 31, 2020, subject, in each case, to the satisfaction of all obligations of the Company or its successor entities hereunder.
3.Definitions. For purposes of the Plan:
(a)“Adjusted EBITDA” means income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt, each as determined in accordance with past practice and as may be adjusted by the Administrator from time-to-time to exclude extraordinary or one-time events and to exclude classes of expenses that were not taken into account in setting the Adjusted EBITDA Performance Goal.
(b)“Administrator” means the Committee.
(c)“Annual Performance Bonus” means an annual incentive bonus opportunity granted to a Participant under Section 5(b).
(d)“Award Letter” means a letter agreement evidencing the award of an Annual Performance Bonus, a Quarterly Performance Bonus or a Regular Quarterly Bonus under the Plan and specifying any additional terms and conditions with respect thereto, as determined by the Administrator in its sole discretion consistent with the terms of the Plan.
(e)“Board” means the Company’s Board of Directors.
(f)“Bonus Eligible Salary” means, with respect to any Performance Period, a Participant’s actual earned base salary for such Performance Period, excluding any allowances, supplements or other non-ordinary course or similar amounts paid to such Participant (as determined by the Administrator).
(g)“Cause” means, with respect to a Participant, such Participant’s (i) conviction of, or plea of guilty or nolo contendere to (A) any felony (except for vehicular-related felonies, other than manslaughter or homicide) or (B) any crime (whether or not a felony) involving dishonesty, fraud, or breach of fiduciary duty; (ii) willful misconduct in connection with the performance of services to the Company Group; (iii) ongoing failure or refusal after written notice, other than by reason of Disability or ill health, to faithfully and diligently perform the usual and customary duties of Participant’s employment; (iv) failure or refusal after written notice to comply with the reasonable written policies, standards and regulations of the Company which, from time to time, may be established and disseminated; or (v) material breach of any terms related to the Participant’s employment in any applicable agreement; provided that the conduct described in clauses (iii) through (v) shall not constitute Cause unless the Company has provided Participant with written notice of such conduct within ninety (90) days of any officer of the Company (other than the Participant) having knowledge of such conduct, and Participant fails to cure such conduct within thirty (30) days of receiving such notice.
(h)“Code” means the Internal Revenue Code of 1986, as amended.

(i)“Commencement Date” means the date on which a Participant commences participation in the Plan, as set forth in his or her Award Letter or otherwise communicated to such Participant.
(j)“Committee” means the Compensation Committee of the Board; provided, however, that the Board, in its sole discretion, may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.
(k)“Company Group” has the meaning set forth in Section 1.
(l)“Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(m)“Fiscal Quarter” means each calendar quarter beginning on or after October 1, 2019.
(n)“Participant” has the meaning set forth in Section 4.
(o)“Performance Bonus” means an Annual Performance Bonus or a Quarterly Performance Bonus.
(p)“Performance Goals” means the goals for the Performance Metrics as established by the Administrator for each Performance Period and set forth in the Award Letter or otherwise communicated to each Participant.
(q)“Performance Metric” means the specific performance criteria used in determining the Performance Goals. Performance Metrics may include, without limitation, Adjusted EBITDA, safety metrics (including, without limitation, total recordable incident rate (TRIR)), or any other performance criteria determined by the Administrator in its sole discretion, and, in each case, may be based on the Company as a whole or any individual business or division (or group of businesses or divisions) thereof and may be calculated based on applicable accounting principles or such other methodology as determined appropriate by the Administrator. The Administrator may, in its discretion, adjust any Performance Metric on a pro forma basis or otherwise to take into account (x) any acquisitions or dispositions consummated during any Performance Period or otherwise affecting the Performance Goals, (y) any material change in the Company’s business plan or (z) any other event or circumstance as determined appropriate. The determination of the Performance Metrics (and calculations thereof) and any adjustments thereto by the Administrator shall be final, conclusive and binding on all Participants and other persons.
(r)“Performance Period” means: (a) in the case of a Quarterly Performance Bonus, each Fiscal Quarter; and (b) in the case of an Annual Performance Bonus, each calendar year beginning with the 2019 calendar year.
(s)“Quarterly Performance Bonus” means a quarterly incentive bonus opportunity granted to a Participant under Section 5(a).
(t)“Regular Quarterly Bonus” or “Quarterly Bonus” means, in the case of any Participant, the quarterly bonus, if any, payable to such Participant under Section 6 in respect of the applicable Fiscal Quarter.
(u)“Section 409A” means Section 409A of the Code.
(v)“Stretch Performance” means the Performance Goal established for maximum or “stretch” performance as established by the Administrator for any Performance Period and set forth in the Award Letter or otherwise communicated to each Participant.
(w)“Target Bonus” means, with respect to a Participant, such Participant’s target Performance Bonus opportunity for a Performance Period. A Participant’s Target Bonus amount shall be determined by the Administrator in its discretion and shall equal a percentage of the Participant’s Bonus Eligible Salary. A Participant’s Target Bonus shall be set forth in the Participant’s Award Letter.

(x)“Target Performance” means the Performance Goal established for target performance as established by the Administrator for any Performance Period and set forth in the Award Letter or otherwise communicated to each Participant.
(y)“Threshold Performance” means the Performance Goal established for threshold performance as established by the Administrator for any Performance Period and set forth in the Award Letter or otherwise communicated to each Participant.
4.Eligible Participants. Each employee of the Company Group designated by the Administrator from time to time shall be a “Participant” under the Plan effective as of such Participant’s Commencement Date. To the extent any employee of the Company is a Participant, he or she will not be eligible to participate in any other form of incentive or bonus plan provided by the Company other than any retention plans.
5.Performance Bonuses. Unless otherwise determined by the Administrator:
(a)Quarterly Performance Bonus Opportunity. Each Participant selected by the Administrator to receive a Quarterly Performance Bonus shall be eligible to receive a Quarterly Performance Bonus for each Performance Period with a bonus opportunity equal to his or her Target Bonus. The amount of the Quarterly Performance Bonus shall be determined based upon achievement of the applicable Performance Goals and may be allocated among such Performance Goals as determined by the Administrator; provided that the Administrator may, in its sole discretion, reduce the amount of any Quarterly Performance Bonus to take into account individual Participant performance and/or objective attainment. With respect to each Performance Goal, a Participant shall be eligible to receive, (i) upon achievement of Threshold Performance, 50% of the Target Bonus allocable to such Performance Goal, (ii) upon achievement of Target Performance, 100% of the Target Bonus allocable to such Performance Goal, and (iii) upon achievement of Stretch Performance, 150% (or such other percentage determined appropriate by the Administrator) of the Target Bonus allocable to such Performance Goal (with payments for performance between Threshold Performance and Target Performance, or between Target Performance and Stretch Performance, calculated on the basis of straight-line interpolation). Notwithstanding the foregoing, (A) each Participant who commences employment with the Company Group in, or is promoted or transferred within the Company Group to, a position selected to participate in the Plan during a Performance Period and receive a Quarterly Performance Bonus shall be eligible to receive a prorated Quarterly Performance Bonus for such Performance Period based on such person’s Commencement Date (and, to the extent promoted or transferred between eligible positions, the Quarterly Performance Bonus (and any Performance Goals or other terms and conditions related thereto) will be adjusted to reflect the change in position as determined appropriate by the Administrator (including, without limitation, prorating the Quarterly Performance Bonus among multiple Performance Goals and Performance Metrics, as appropriate)); and (B) each Participant who remains employed by the Company Group, but is demoted or transferred within the Company Group to a position otherwise ineligible to participate in the Plan during a Performance Period, shall be eligible to receive a prorated Quarterly Performance Bonus based on the period during such Performance Period in which he or she was eligible to participate in the Plan and receive Quarterly Performance Bonus.
(b)Annual Performance Bonus Opportunity. Each Participant selected by the Administrator to receive an Annual Performance Bonus shall be eligible to receive an Annual Performance Bonus for each Performance Period with a bonus opportunity equal to his or her Target Bonus. The amount of the Annual Performance Bonus shall be determined based upon achievement of the applicable Performance Goals and may be allocated among such Performance Goals as determined by the Administrator; provided that the Administrator may, in its sole discretion, reduce the amount of any Annual Performance Bonus to take into account individual Participant performance and/or objective attainment. With respect to each Performance Goal, a Participant shall be eligible to receive, (i) upon achievement of Threshold Performance, 50% of the Target Bonus allocable to such Performance Goal, (ii) upon achievement of Target Performance, 100% of the Target Bonus allocable to such Performance Goal, and (iii) upon achievement of Stretch Performance, 150% (or such other percentage determined appropriate by the Administrator) of the Target Bonus allocable to such Performance Goal (with payments for performance between Threshold Performance and Target Performance, or between Target Performance and Stretch Performance, calculated on the basis of straight-line interpolation). Notwithstanding the foregoing and except as otherwise set forth in an Award Letter, (A) each Participant who commences employment with the Company Group in, or is promoted or transferred within the

Company Group to, a position selected to participate in the Plan during a Performance Period and receives an Annual Performance Bonus shall be eligible to receive a prorated Annual Performance Bonus for such Performance Period based on such person’s Commencement Date (and, to the extent promoted or transferred between eligible positions, the Annual Performance Bonus (and any Performance Goals or other terms and conditions related thereto) will be adjusted to reflect the change in position as determined appropriate by the Administrator (including, without limitation, prorating the Annual Performance Bonus among multiple Performance Goals and Performance Metrics, as appropriate)); and (B) each Participant who remains employed by the Company Group, but is demoted or transferred within the Company Group to a position otherwise ineligible to participate in the Plan during a Performance Period, shall be eligible to receive a prorated Annual Performance Bonus based on the period during such Performance Period in which he or she was eligible to participate in the Plan and receive an Annual Performance Bonus.
(c)Performance Bonus Payments.
(i)Subject to the provisions of the Plan (including Section 5(d)) and any Award Letter, each Participant shall be eligible to receive his or her Performance Bonus based upon the extent to which the Performance Goals have been achieved for the applicable Performance Period. Promptly after the end of a Performance Period and as soon thereafter as financials for the Performance Period are estimable, the Administrator shall certify the degree to which the applicable Performance Goals have been achieved and the amount of the Performance Bonus payable to each Participant hereunder. Any Performance Bonus required to be made under the Plan shall be paid in cash, by the applicable member of the Company Group, in the calendar month following the end of the applicable Performance Period and in any event not later than thirty (30) days after the end of the applicable Performance Period. Except as otherwise may be provided by the Administrator, in its sole discretion, no Performance Bonus shall be payable in respect of a Performance Period unless the Threshold Performance has been achieved for such Performance Period.
(d)Termination of Employment.
(i)In order to earn a Performance Bonus for a Performance Period, a Participant must remain actively employed by the Company Group (and not have been provided or received any notice of termination of employment with the Company Group) through the date on which such Performance Bonus is paid. For the avoidance of doubt except as set forth in Section 5(d)(ii), a Participant whose employment with the Company Group terminates for any reason (including the Participant’s resignation) before the payment date of a Performance Bonus shall forfeit the right to such Performance Bonus.
(ii)Notwithstanding Section 5(d)(i), if the employment of a Participant is terminated due to such Participant’s Disability or death or termination by the Company Group without Cause (and as of the date of termination (the “Termination Date”) such Participant was otherwise eligible to receive a Performance Bonus), the Participant (A) will continue to be eligible to receive payment of any Performance Bonus for any Performance Period ending prior to the Termination Date, payable in accordance with, as applicable, Section 5(a) or Section 5(b); provided that such Participant will not be entitled to any such payments to the extent that, on or following the Termination Date, he or she breaches any written agreement with any member of the Company Group.
6.Regular Quarterly Bonuses. Unless otherwise determined by the Administrator:
(a)Regular Quarterly Bonus Opportunity. Each Participant selected by the Administrator to receive a Regular Quarterly Bonus shall be eligible to receive a Regular Quarterly Bonus for a Fiscal Quarter with a bonus opportunity equal to a percentage of the Participant’s Bonus Eligible Salary as determined by the Administrator. Notwithstanding the foregoing, (A) each Participant who commences employment with the Company Group in, or is promoted or transferred within the Company Group to, a position selected to participate in the Plan and receive a Regular Quarterly Bonus during a Fiscal Quarter shall be eligible to receive a prorated Regular Quarterly Bonus for such Fiscal Quarter based on such person’s Commencement Date (and, to the extent promoted or transferred between eligible positions, the Regular Quarterly Bonus (and any other terms and conditions related thereto) will be adjusted to reflect the change in position as determined appropriate by the Administrator; and (B) each Participant who remains employed by the Company Group, but is demoted or transferred within the Company Group to a position otherwise ineligible to participate in the Plan during a Fiscal Quarter, shall be eligible to receive a prorated Regular Quarterly

Bonus based on the period during such Fiscal Quarter in which he or she was eligible to participate in the Plan and receive a Regular Quarterly Bonus.
(b)Payment of Regular Quarterly Bonuses.
(i)Subject to the provisions of the Plan (including Section 6(c)) and any Award Letter, any Regular Quarterly Bonus required to be paid under the Plan shall be paid in cash by the applicable member of the Company Group, in the calendar month following the end of the applicable Fiscal Quarter and in any event not later than thirty (30) days after the end of the applicable Fiscal Quarter.
(c)Termination of Employment.
(i)In order to earn a Regular Quarterly Bonus for a Fiscal Quarter, a Participant must remain actively employed by the Company Group (and not have been provided or received any notice of termination of employment with the Company Group) through the date on which such Regular Quarterly Bonus is paid. For the avoidance of doubt except as set forth in Section 6(c)(ii), a Participant whose employment with the Company Group terminates for any reason (including the Participant’s resignation) before the payment date of a Regular Quarterly Bonus shall forfeit the right to such Regular Quarterly Bonus.
(ii)Notwithstanding Section 6(c)(i), if the employment of a Participant is terminated due to such Participant’s Disability or death or termination by the Company Group without Cause (and as of the Termination Date such Participant was otherwise eligible to receive a Regular Quarterly Bonus), the Participant (A) will continue to be eligible to receive payment of any Regular Quarterly Bonus for any Fiscal Quarter ending prior to the Termination Date, payable in accordance with Section 6(b); provided that such Participant will not be entitled to any such payments to the extent that, on or following the Termination Date, he or she breaches any written agreement with any member of the Company Group.
7.Plan Administration.
(a)The Plan shall be administered by the Administrator. The Administrator is given full authority and discretion within the limits of the Plan to establish such administrative measures as may be necessary to administer and attain the objectives of the Plan. The Administrator (or its delegate, as applicable) shall have full power and authority to construe and interpret the Plan, and any good faith interpretation by the Administrator (including, without limitation, any determination as to Disability, termination of employment and nature thereof, “active employment,” Performance Goal achievement, bonus levels and adjustments, and payment timing) shall be binding on all Participants and shall be accorded the maximum deference permitted by law.
(b)All rights and interests of Participants under the Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign the Plan and all obligations hereunder.
(c)The Company may deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to the Plan. The Company is not making any warranties or representations to any Participant with respect to the income tax consequences of the grant or payment of any amount payable hereunder and no Participant is in any manner relying on the Company or any of its representatives for an assessment of such tax consequences. Each Participant is hereby advised to consult with his or her own tax advisor with respect to any tax consequences associated with the amounts payable hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder.
(d)Any payment to a Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require the Participant, as a condition precedent to such payment, to execute a receipt and release to such effect. Any payments to a Participant in accordance with the provisions of the Plan shall be subject to any clawback or similar policy adopted by the Company pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder.
(e)Regular Quarterly Bonuses and Performance Bonuses shall not be considered as extraordinary, special incentive compensation, and will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.
(f)The Administrator, in its sole discretion, shall have the right to modify, supplement, suspend or terminate the Plan at any time, with or without cause and without the consent of any person (including, for avoidance of doubt, any Participant); provided that, except as otherwise specified in an Award Letter, in no event shall any amendment or termination adversely affect the rights of a Participant under any theretofore granted Performance Bonus or Regular Quarterly Bonus without the prior written consent of such Participant.
(g)Nothing contained in the Plan shall in any way affect the right and power of the Company Group to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.
(h)Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)The administration of the Plan shall be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)Neither the Plan nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Plan shall be construed as guaranteeing a Participant’s employment with the Company Group, a discretionary bonus or any particular level of bonus, compensation or benefits or as giving a Participant any right to continued employment, during any period, nor shall they be construed as giving a Participant any right to be reemployed by the Company Group following any termination of employment.
(k)The Plan is an unfunded incentive plan. Each Participant is an unsecured general creditor of the Company with respect to all obligations owed under the Plan. Amounts payable under the Plan shall be satisfied solely out of the general assets of the Company, subject to the claims of its creditors. A Participant will not have any interest in any fund or in any specific asset of the Company Group of any kind by reason of a Participant’s participation in the Plan.
8.Section 409A.
(a)The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Each Participant’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Notwithstanding the foregoing, in no event whatsoever shall the Company Group be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.
(b)Notwithstanding anything in the Plan to the contrary, any compensation or benefits payable under the Plan that is considered nonqualified deferred compensation under Section 409A and is designated under the Plan as payable upon the Participant’s termination of employment shall be payable only upon the Participant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(c)Notwithstanding anything in the Plan to the contrary, if the Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under the Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall not be provided to the Participant prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service with the Company or (B) the date of the Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to Participant under the Plan shall be paid as otherwise provided herein.
IN WITNESS WHEREOF, the Company has caused the Plan to be adopted and signed by its duly authorized officer as of the date first set forth above.

Pioneer Energy Services Corp.
By:	/s/ Bryce T. Seki
Title:	VP - General Counsel